SETTLEMENT AGREEMENT AND STIPULATION

THIS SETTLEMENT AGREEMENT and STIPULATION is dated as of August 8, 2017 by and between Clikia Corp. ("CLKA" or the "Company"), a corporation formed under the laws of the State of Nevada, and Continuation Capital, Inc., ("CCI"), a Delaware Corporation.

BACKGROUND:

WHEREAS, there are bona fide outstanding liabilities of the Company in the principal amount of not less than $357,742.50 and
WHEREAS, these liabilities are past due; and
WHEREAS, CCI acquired such liabilities on the terms and conditions set forth in the annexed Claim Purchase Agreement(s), subject however to the agreement of the
Company and compliance with the provisions hereof; and
WHEREAS, CCI and CLKA desire to resolve, settle, and compromise among other things the liabilities as more particularly set forth on Schedule A and the Claims
Purchase Agreements and debt instruments attached and annexed thereto and incorporated herein (hereinafter collectively referred to as the "Claims").

NOW, THEREFORE, the parties hereto agree as follows:

 1. Defined Terms.    As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
  "AGREEMENT" shall have the meaning specified in the preamble hereof.
  "CLAIM AMOUNT" shall mean $357,742.50.
  "COMMON STOCK" shall mean the Company's common stock, $.00001 par value per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).
  "COURT" shall mean Circuit Courts within the Twelfth Judicial Circuit of Florida.
        "DISCOUNT" shall mean fifty (50%) percent.
  "SALE PRICE" shall mean the Sale Price of the Common Stock on the Principal Market.
   "MARKET PRICE" on any given date shall mean the lowest Sale Price during the Valuation Period.
  "PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq
SmallCap Market, OTC Pink, the Over the Counter Bulletin Board, QB marketplace, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.
 "PURCHASE PRICE" shall mean the Market Price during the Valuation Period (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement) less the product of the Discount and the Market Price.
 "SELLER" shall mean any individual or entity listed on Schedule A, who originally owned the Claims.
  "TRADING DAY" shall mean any day during which the Principal Market shall be open for business.
  "TRADING PERIOD" shall mean Trading Days during the Valuation Period.
  "TRANSFER AGENT" shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon the
Company's appointment of any such substitute or replacement transfer agent).
 "VALUATION PERIOD" shall mean the thirty (30) day trading period preceding the share request inclusive of the day of any Share Request pursuant to this agreement (the "trading period"); provided that the Valuation Period shall be extended as necessary in the event that (1) the Initial Issuance is delivered in more than one tranche pursuant to Sections 3(a) and 3(e), and/or (2) one or more Additional Issuances is required to be made pursuant to Section 3(d) below, in which case the Valuation Period for each issuance shall be extended to include additional trading days pursuant to such issuance.  The Valuation Period shall begin on the date of any Share Request pursuant to this Agreement, but shall be suspended to the extent that any subsequent Initial Issuance tranche and/or Additional Issuance is due to be made until such date as such Initial Issuance tranche and/or Additional Issuance is delivered to CCI pursuant to Section 3(b)(iii). Any period of suspension of the Valuation Period shall be established by means of a written notice from CCI to the Company.  In the event the Settlement Shares and/or Settlement Fee Shares are not delivered on the same date as the Share Request or Conversion Notice, the Valuation Period will be extended to the date the Settlement Shares and/or Settlement
Fee Shares are "Delivered".  "Delivered" shall mean the date the shares clear deposit into CCI's brokerage account, which shall be the date CCI is able to trade the shares free from restrictions of any kind including by CCI's Brokerage firm, DTC, Company or Company's Transfer Agent (the "Extended Valuation Period").  Extending
 the Valuation Period will not adjust the number of shares delivered but will adjust the market price, Settlement Shares and/or Settlement Fee and the amount the
Claim amount is reduced as a result of the conversion, and will be memorialized by an Amended Share Request or Conversion Notice, which will be submitted to the
Company by CCI, if applicable.

2. Fairness Hearing.   Upon the execution hereof, Company and CCI agree, pursuant to Section 3(a)(10) of the Securities Act of 1933 (the "Act"), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares.  This Agreement shall become binding upon the parties only upon entry of an Order by the Court substantially in the form annexed hereto as
Exhibit A (the "Order").

3. Settlement Shares.   Following entry of an Order by the Court in accordance with Paragraph 2 herein and the execution by CCI and Company of the Stipulation and Order of Dismissal (as  defined below) subject to paragraph 7 herein, Company shall issue and deliver to CCI shares of its Common Stock (the "Settlement Shares")
as follows:

a. In settlement of the Claims, Company shall initially issue and deliver to CCI, in one or more tranches as necessary subject to paragraph 3(f) herein, shares of Common Stock (the "Initial Issuance"), subject to adjustment and ownership limitations as set forth below, sufficient to satisfy the compromised amount at a fifty percent (50%) discount to market (the total amount of the claims divided by 50%) based on the market price during the valuation period as defined herein through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act (the "settlement shares").  The Company shall also issue to CCI, on the issuance date(s), One Million Seven Hundred Four Thousand Eight Hundred Fifty Nine (1,704,859) freely trading shares pursuant to Section 3(a)(10) of the
Securities Act in accordance herewith as a settlement fee.

b. No later than the first business day following the date that the Court enters the Order, time being of the essence, Company shall: (i) cause its legal counsel to issue an opinion to Company's transfer agent, in form and substance reasonably acceptable to CCI and such transfer agent, that the shares of Common Stock to be issued as the Initial Issuance and Additional Issuance (as defined below) and shares issued as a settlement fee are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by CCI without restriction; (ii) transmit via email, facsimile and overnight delivery an irrevocable and unconditional instruction to Company's stock transfer agent in the form annexed hereto as Exhibit B; and (iii)
within three (3) days thereof, issue and deliver to CCI Settlement Shares and settlement fee shares in one or more tranches as necessary, without any legends or restrictions on transfer, sufficient to satisfy the compromised amount along with settlement fee shares, through the issuance of freely trading securities issued pursuant to Section 3(a)10 of the Securities Act.  Pursuant to this agreement, CCI may deliver a request to CLKA either directly or through Company's Transfer Agent pursuant to Exhibit "B" which states the dollar amount (designated in U.S. dollars) of Common Stock to be issued to CCI (the "Share Request" or "Conversion Notice").
The date upon which the first tranche of the Initial Issuance shares along with any shares issued as a settlement fee have been received into CCI's account and are available for sale by CCI shall be referred to as the "Issuance Date". Additionally, the Company shall be fully responsible for all of the Transfer Agent's costs for each and every conversion of the Settlement Shares and Settlement Fee Shares pursuant to this section which shall be promptly paid upon request by said Transfer Agent of CCI.  In the event that Company is delinquent on issuance of shares of stock to CCI pursuant to the terms and conditions of this Section 3 within five (5) business days of a request for issuance of shares pursuant to Court Order Granting Approval of this Settlement Agreement, then the Discount shall be increased by five percent
(5%), as well as an additional five percent (5%) for each additional delinquency of five (5) Trading Days up to a maximum Discount of ninety percent (90%) until all
Settlement Shares and settlement fee shares have been received by CCI and Company has fully complied with all terms and conditions and obligations pursuant to this
Settlement Agreement and Stipulation.

c. During the Valuation Period, the Company shall deliver to CCI, through the Initial Issuance and any required Additional Issuance subject to paragraph 3(f) herein that number of shares (the "Final Amount") with an aggregate value equal to (A) the sum of the Claim Amount, divided by (B) the Purchase Price.  The parties acknowledge that the number of Settlement Shares along with any settlement fee shares to be issued pursuant to this Agreement is indeterminable as of the date of its execution, and could well exceed the current existing number of shares outstanding as of the date of its execution.

d. If at any time during the Valuation Period the Market Price is below 90% of the Market Price on the day before the Issuance Date, Company will immediately cause to be issued and delivered to CCI in accordance with the provisions of Section 3(b) herein, such additional shares as may be required to effect the purposes of this Settlement Agreement (each, an "Additional Issuance"), subject to the limitation in the paragraph below.  At the end of the Valuation Period, if the sum of the Initial Issuance and any Additional Issuance is greater than the Final Amount, CCI shall promptly deliver any remaining shares to Company or its transfer agent for cancellation.

e. Notwithstanding anything to the contrary contained herein, it is the intention of the parties that the Settlement Shares along with settlement fee shares beneficially owned by CCI at any given time shall not exceed the number of such shares that, when aggregated with all other shares of Company then beneficially owned by CCI, or deemed beneficially owned by CCI, would result in CCI owning more than 9.99% of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder.  In compliance therewith, the Company agrees to deliver the Initial Issuance and any Additional Issuances in one or more tranches.

f. For the avoidance of doubt, the price used to determine the number of shares of Common Stock to be delivered pursuant to any Share Request shall be rounded up to the nearest decimal place  of .00001.

4. Necessary Action.   At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

5. Releases.   Upon receipt of all of the Settlement Shares and settlement fee shares for and in consideration of the terms and conditions of this Agreement, and except for the obligations, representations, indemnifications pursuant to paragraph 15 herein and covenants arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the "Released Parties"), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims.  Nothing contained herein shall be deemed to negate or affect CCI's right and title to any securities heretofore issued to it by Company or any subsidiary of Company.
6. Representations.     Company hereby represents, warrants and covenants to CCI as follows:
a. There are Nine Hundred Fifty Million (950,000,000) shares of Common
Stock of the Company authorized, of which approximately Two Hundred Seventy
SevenMillion Eight Hundred Fourteen Thousand Six Hundred Seventy Two (277,814,672) Shares of Common Stock are issued and outstanding; and Six Hundred seventy two Million
One Hundred Eighty Five Thousand Three Hundred Twenty Eight (672,185,328) Shares of Common Stock are available for issuance pursuant hereto;
b. The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;
c. The shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;
d. The Company shall reserve from its duly authorized capital stock a number of shares of Common Stock at least equal to the greater of the number of shares that could be issued pursuant to the terms of the Order and that Company shall initially reserve at its transfer agent, at a minimum, One Hundred Fifty Million (150,000,000) shares during the Valuation Period and subsequently reserve and maintain said amount of reserve shares prior to and as a condition precedent to CCI making each scheduled payment pursuant to Schedule A Claims attached hereto in order to ensure that it can properly carry out the terms of this agreement, which may only be released to Company once all of the Settlement Shares and settlement fee shares have been delivered and converted pursuant to this agreement and Company's obligations are otherwise fully satisfied or there has otherwise been a default pursuant to the terms of this agreement; of this reserve amount, CCI plans on converting this Settlement into that number of shares and in many instances more shares, should the price go down.  In the event that Company is delinquent in replenishing reserves in order to maintain the required amount of reserve shares pursuant to this section 6(d) prior to CCI making scheduled payments to creditors pursuant to Schedule A then the discount shall be increased by five percent (5%) as well as an additional five percent (5%) for each delinquency of five percent (5%) trading days up to a maximum discount of ninety percent (90%) until the required reserve shares have been received by CCI and Company has fully complied with all terms, conditions and obligations pursuant to this Settlement Agreement and Stipulation;
e. If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Company shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;
f. The execution of this Agreement and performance of the Order by
Company and CCI will not (1) conflict with, violate or cause a breach or default under any agreements between Company and any creditor (or any affiliate thereof) related to the account receivables comprising the Claims, or (2) require any waiver, consent, or other action of the
Company or any creditor, or their respective affiliates, that has not already been obtained;
g. Without limitation, the Company hereby waives any provision in any agreement related to the account receivables comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;
h. The Company has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement;
i. The execution, delivery and performance of this Agreement by Company has been duly authorized by all requisite action on the part of Company and its Board of Directors (including a majority of its independent directors), and this Agreement has been duly executed and delivered by Company;
j. Company did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Company's common stock or other securities;
k. There has been no modification, compromise, forbearance, or waiver entered into or given with respect to the Claims.  There is no action based on the Claims that is currently pending in any court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;
l. There are no taxes due, payable or withholdable as an incident of Seller's provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Claims;
m. Seller was not and within the past ninety (90) days has not been directly or indirectly through one or more intermediaries in control, controlled by, or under common control with, the Company and with the exception of those entities disclosed herein as "Affiliates", is not an affiliate of the Company as defined in Rule 144 promulgated under the Act;
n. Company is operational and is a non-shell company within the meaning of
Rule 405 and all applicable Securities Rules and Registration pertaining thereto;
o. Company represents that Seller is not, directly or indirectly, utilizing any of the proceeds received from CCI for selling the Claims to provide any consideration to or invest in any manner in the Company or any affiliate of the Company;
p. Company has not received any notice (oral or written) from the SEC or
Principal Market regarding a halt, limitation or suspension of trading in the Common Stock; and
q. Seller will not, directly or indirectly, receive any consideration from or be compensated in any manner by, the Company, or any affiliate of the Company, in exchange for or in consideration of selling the Claims;
r. Company represents that none of the services provided or to be provided which gave rise to the Claims were or are services related to promoting the Company's
Securities or that may be considered investor relations services;
s. Company represents that each Claim being purchased pursuant hereto is a bona-fide Claim against the Company and that the invoices or written contract(s)/promissory notes underlying each Claim are accurate representations of the nature of the debt and the amounts owed by the Company to Seller and that the goods or services which are the subject of the Claims being purchased have been received, rendered, or are otherwise due and owing;
t. Company acknowledges that CCI or its affiliates may from time to time, hold outstanding securities of the Company which may be convertible in shares of the Company's common stock at a floating conversion rate tied to the current market price for the stock.  The number of shares of Common Stock issuable pursuant to this Agreement may increase substantially in certain circumstances, including, but not necessarily limited to the circumstance wherein the trading price of the Common Stock declines during the Valuation Period. The Company's executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect.  The board of directors of the Company has concluded in its good faith business judgment that such transaction is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Settlement Shares along with settlement fee shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.  The Board of Directors of the Company has further given its consent for each conversion of shares of stock pursuant to this agreement and agrees and consents that same may occur below the par value of the Company's Common Stock if applicable.
u. None of the transactions agreements or proceedings described above is part of a plan or scheme to evade the registration requirements of the Securities Act and CLKA and CCI are acting and has acted in an arms length capacity.
7. Continuing Jurisdiction.   Simultaneously with the execution of this Agreement, the attorneys representing the parties hereto will execute a stipulation of dismissal substantially in the form annexed hereto as Exhibit C (the "Stipulation of Dismissal").  The parties hereto expressly agree that said Stipulation of Dismissal shall not be filed, but shall be held in escrow by counsel for CCI, until such time that Company has fully complied with all of its obligations pursuant to this Settlement Agreement and Stipulation.  In order to enable the Court to grant specific enforcement or other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement, and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.
8. Conditions Precedent/ Default.
a. If Company shall default in promptly delivering the Settlement Shares to
CCI in the form and mode of delivery as required by Paragraphs 2, 3, 4 and 6 herein or otherwise fail in any way to fully comply with the provisions thereof;
    b.  If the Order shall not have been entered by the Court on or prior to ninety
(90) days after execution of this agreement;
c. If the Company shall fail to comply with the Covenants set forth in
Paragraph 14 hereof;
d. If Bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors or other legal proceedings for any reason shall be instituted by or against the Company; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited;  or, minimum prices shall been established for securities traded on the Principal Market;  or the Common Stock is not eligible or unable to be deposited for trade on the Principal Market; or the Company is delinquent or has not made its required Securities and Exchange Commission filings; or there shall have been any material adverse change (i) in the Company's finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of the CCI, makes it impracticable or inadvisable to trade the Settlement Shares along with any settlement fee shares; and such suspension, limitation or other action is not cured within five (5) trading days; then the Company shall be deemed in default of the Agreement and Order and this Agreement and/or any remaining obligations of CCI pursuant to this Agreement shall be voidable in the sole discretion of CCI, unless otherwise agreed by written agreement of the parties;
e. In the event that the Company fails to fully comply with the conditions precedent as specified in paragraph 8 a. through d. herein, then the Company shall be deemed in default of the agreement and CCI, at its option and in its sole discretion, may declare Company to be in default of the Agreement and Order, and this Agreement and/or any remaining obligations of CCI pursuant to this Agreement shall be voidable in the sole discretion of CCI, unless otherwise agreed by written agreement of the parties.  In said event, CCI shall have no further obligation to comply with the terms of this agreement and can thus opt out of making any remaining payments, if applicable, not previously made to creditors as contemplated by the Claims Purchase Agreements as referenced in schedule A.  In the event Company is declared to be in default, Company shall remain fully obligated to comply with the terms of this Settlement Agreement and Stipulation for issuance of shares of stock to CCI for any amount of debt previously purchased and paid for by CCI pursuant to the terms of this Settlement Agreement and Stipulation, Schedule A, as well as Order Approving same along with all settlement fee shares required hereby.  In the event that Company is declared to be in default of this Agreement prior to successful deposit and clearance of the Settlement Shares and/or settlement fee shares, Company shall further remain fully obligated for issuance of all settlement fee shares pursuant to paragraph 3(a) herein.
9. Information.   Company and CCI each represent that prior to the execution of this Agreement, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.
10. Ownership and Authority.   Company and CCI represent and warrant that they
have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.
11. No Admission.   This Agreement is contractual and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of the litigation.  This Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.
12. Binding Nature.  This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.
13. Authority to Bind.   Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity.  Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.  Company further represents and warrants that they have had corporate legal counsel review and agree to the terms of this Agreement independent of counsel of their choosing to represent Company at any fairness hearing or hearings to approve this Agreement.
14. Covenants.
a. For so long as CCI or any of its affiliates holds any shares of Common Stock, neither Company nor any of its affiliates shall  vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Company's Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Company; in favor of (1) an extraordinary corporate transaction, such as a reorganization, reverse stock split or liquidation, involving Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (3) any material change in the present capitalization or dividend policy of Company, (4) any other material change in Company's business or corporate structure, (5) a change in Company's charter, bylaws or instruments corresponding thereto (6) causing a class of securities of Defendant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (7) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (8) terminating its Transfer Agent (9) taking any action which would impede  the purposes and objects of this Settlement Agreement  or (10) taking any action, intention, plan or arrangement similar to any of those enumerated above.  Nothing in this section shall be deemed to exclude strategic decisions by Company made in an effort to expand the Company except as expressly stated herein.  The provisions of this paragraph may not be modified or waived without further order of the Court.
b. Immediately upon the signing of the Settlement Order by the Court, the Company shall cause to be filed a Form 8-K with the Securities and Exchange Commission disclosing the settlement or Supplemental Information with OTC Markets as applicable. Furthermore, and at the written request of CCI, in the event that the Company raises their issued and outstanding Common Stock by an additional ten percent (10%) or more, Company shall file a form 8k with the Securities and Exchange Commission or Supplemental Information with OTC Markets as applicable.  The Company shall further immediately file such additional SEC filings as may be or are required in respect of the transactions.  In the event that the
Company fails to fully comply with this provision, then the Discount pursuant to this agreement shall be increased by five percent (5%), as well as an additional five percent (5%) for each additional delinquency of five (5) Trading Days up to a maximum Discount of ninety percent (90%) until all Settlement Shares and settlement fee shares have been received by CCI and Company has fully complied with all terms and conditions and obligations pursuant to this Settlement Agreement and Stipulation.
c. CCI hereby covenants that they have not provided any funds or other consideration to the Company and have no intent to do so.  In no event shall any of the funds received from the sale of shares of the Company in reliance upon the Court Order be used to provide any consideration to the Company.
d. CCI has utilized the services of Windsor Street Capital, L.P. as a placement agent in this transaction and CCI has not and is not acting as a broker dealer in such capacity in this transaction pursuant to Section 15 of the Securities Exchange Act of 1934.  Windsor Street Capital, L.P. has performed due diligence on the debts associated with this transaction, negotiated the terms hereof and arranged for CCI to place their capital in this transaction.  Continuation Capital, Inc., through the transactions, agreements or proceedings above are not a part of a plan or scheme or evade the registration requirements of Section 15 of the Securities Exchange Act of 1934 or any other applicable provisions.
15. Indemnification.   Company covenants and agrees to indemnify, defend and hold CCI and its agents, employees, representatives, officers, directors, stockholders, controlling persons and affiliates harmless arising from or incident or related to this Agreement, including, without limitation, any claim or action brought derivatively or by the Seller or Shareholders of the Company and further, harmless against any charges, claims, suits, losses, expenses, damages, obligations, fines, judgments, liabilities, costs and expenses (including actual costs of investigation and reasonable attorney's fees) whether brought by an individual or entity or imposed by a court of law or by administrative action of any Federal, State or Local governmental body or agency, administrative agency or regulatory authority related to arising in any manner out of, based upon or in connection with (a) any untrue statement or alleged untrue statement of a material fact made by the Company or any omission or alleged omission of the Company to state a material fact required to be stated herein or in any seller document or necessary to make the statements therein not misleading or (b) the inaccuracy or breach of any covenant, representation or warranty made by the Company contained herein or in any seller document or (c) any transaction, proposal or any other matter contemplated herein.  The Company will promptly reimburse the indemnified parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any matter contemplated by this Agreement, or any action or proceeding arising therefrom, whether or not such indemnified party is a formal party to any such proceeding.  This Agreement specifically includes, but is not limited to the foregoing concerning any claim that
Continuation Capital, Inc. is in violation of or has violated Section 5 of the Securities Act of
1933, as amended, for unlawful or unauthorized sale of securities based upon Continuation Capital, Inc.'s reliance on representations of Company or misrepresentations of Company pursuant to (a), (b) or (c) herein and/or that any payments made by CCI to Creditors were fraudulent, based upon false instruments provided to CCI or not bona fide claims within the meaning of Section 3(a)(10) of the Securities Act of 1933 .  Notwithstanding the foregoing, the Company shall not be liable in respect of any claims that a court of competent jurisdiction has judicially determined by final judgment (and the time to appeal has expired or the last right of appeal of has been denied) which resulted solely or in part from the willful misconduct of an indemnified party or the willful violation of any securities law or regulations by the indemnified party.  The Company further agrees that it will not, without the prior written consent of Continuation Capital, Inc., settle, compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not Continuation Capital, Inc. or any indemnified party is an actual or potential party to such proceeding), unless such settlement, compromise or consent includes an unconditional release of Continuation Capital, Inc. and each other indemnified party hereunder from all liability arising out of such proceeding.   In order to provide for just and equitable contribution in any case in which (i) an Indemnified Party is entitled to indemnification pursuant to this Indemnification Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction and (the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, or (ii) contribution may be required by the Company in circumstances for which an Indemnified Party is otherwise entitled to indemnification under the Agreement, then, and in each such case, the Company shall contribute to the aggregate losses, Claims and damages and/or liabilities in an amount equal to the amount for which indemnification was held unavailable.
 The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with CCI's agreement hereunder except for Claims that a court of competent jurisdiction shall have determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely or in part from the willful misconduct of such Indemnified Party or the willful violation of any securities laws or regulations by an Indemnified Party.  The indemnity, reimbursement and contribution obligations of the Company set forth herein shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.
16. Legal Effect.   The parties to this Agreement represent that each of them has been advised as to the terms and legal effect of this Agreement and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, shall supersede all prior written or oral between the parties, subject to the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Agreement after having been so advised.
17. Mutual Drafting.  Each party has participated jointly in the drafting of this Agreement which each party acknowledges is the result of negotiation between the parties and through placement agent Windsor Street Capital, L.P., and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  If ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of  any of the provisions of this Agreement.
18. Waiver of Defense.     Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry.  Company further waives any defense based on the rule against splitting causes of action.  The prevailing party in any motion to enforce the Order shall be awarded its reasonably attorney fees and expenses in connection with such motion.  Except as expressly set forth herein, each party shall bear its own attorneys' fees, expenses and costs.
19. Signatures.   This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile and electronically scanned signatures shall be deemed valid and binding for all purposes.  This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.
20. Choice of Law, Etc.   Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof.  Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in State Court sitting in the Twelfth Judicial Circuit, State of Florida.
21. Exclusivity.   For a period of the later of one hundred eighty (180) days from the date of the execution of this Agreement or upon CCI's final sale of all shares of stock issued pursuant hereto subsequent to final adjustment; (a) Company and its representatives shall not enter into any exchange transaction under Section 3(a)(10) of the Securities Act nor directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any liabilities, or any financial transaction having an effect or result similar to the transactions contemplated hereby, and (b) CCI shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.
22. Inconsistency.   In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.
23. NOTICES.  Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

(a) the date delivered, if delivered by personal delivery as against written receipt therefore or by confirmed facsimile transmission,

(b) the fifth business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c) the second business day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

(d) delivery by email upon delivery,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

Company:

      Clikia Corp.
      7117 Florida Boulevard, Suite 206
      Baton Rouge, Louisiana 70806
Attn:  David Loflin
Telephone No.: 800-584-3808
      E-mail: dloflin@clikiacorp.com

with a copy to:

      David A. Altier, Esq.
      DAVID A. ALTIER, P.A.
      1432 First Street
      Sarasota, Florida  34236
      (941) 954-7750       (941) 951-1509 (FAX)
      Florida Bar No. 0151459

      Continuation Capital, Inc.
      Attn: ________________________
_____________________________
_____________________________
Telephone: _____________________
Email: _________________________

   And

      Michael G. Brown, Esq.       P.O. Box 19702
      Sarasota, Florida 34237
      941-780-1300 (phone)
      941-296-7500 (fax)
      Florida Bar No. 0148709

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement and Stipulation as of the date first indicated above.
      Continuation Capital, Inc.
By: /s/ KARL BUHL
Name: Karl Buhl
Title: Secretary
Clikia Corp.
By: /s/ DAVID LOFLIN
Name: David Loflin
Title: CEO